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                                                                      EXHIBIT 21

              SUBSIDIARIES OF COMMUNITY SHORES BANK CORPORATION

Community Shores Bank, a Michigan banking corporation
       Wholly-owned bank subsidiary of Community Shores Bank Corporation

Community Shores Capital Trust I
       A Delaware business trust subsidiary of Community Shores Bank Corporation

Community Shores Financial Services, Inc., a Michigan business corporation
       Wholly-owned subsidiary of Community Shores Bank Corporation

Community Shores Mortgage Company
       Wholly-owned subsidiary of Community Shores Bank

All four of the subsidiaries named above with the exception of Community Shores Capital Trust I were organized under the laws of the State of Michigan. Community Shores Capital Trust I was organized under the laws of the State of Delaware.